EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Strata Oil & Gas Inc.

(formerly Stratabase Inc.)

Calgary, Canada

We hereby consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-82578 and 333-54482) of our report dated February 9, 2006 (except for Note 14, May 11, 2006) relating to the financial statements of Strata Oil & Gas Inc. (“the Company”) appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2005. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Dunwoody LLP

BDO DUNWOODY LLP

Vancouver, Canada

May 26, 2006